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                                                                 EXHIBIT 99.1


                 MICHIGAN BREWERY OPENS BIG BUCK BREWERY & STEAKHOUSE
                              IN AUBURN HILLS, MICHIGAN


GAYLORD, Mich., October 1 -- Michigan Brewery, Inc. (Nasdaq:BBUC) today opened its third Big Buck Brewery & Steakhouse, a 26,400 square foot unit in Auburn Hills, Mich. The restaurant and bar seat 650 and the brewery has a 15,000 barrel capacity. The unit is located on Interstate 75 at Opdyke Road, 9/10 of a mile north of the Silverdome, where the Detroit Lions play, and 2.2 miles from the Palace, home of the Detroit Pistons and site of over 300 events a year.

Bill Rolinski, president, said, "The local reception has been extremely positive already. When we opened for lunch at 11:00 today, there were already people lined up at the door. Within half an hour, we were at capacity. We had over 1,500 people at our grand opening V.I.P. party on Monday night, which was a benefit for the Auburn Hills Boys and Girls Club, and the crowd's reaction to our building, food and beer was very enthusiastic."

"This location has tremendous potential," said Gary Hewett, chief operating officer. "The Chrysler Tech Center, which is just across the highway, employs 18,000, and that is only one of the many office complexes in this area. We will be running a shuttle bus at noon to make it easy for people to come to Big Buck for lunch."

Michigan Brewery, Inc., based in Gaylord, Michigan, develops, owns and operates microbrewery/restaurants under the name Big Buck Brewery & Steakhouse. Currently, the company operates Big Bucks in Gaylord, Mich., Grand Rapids, Mich., and Auburn Hills, Mich. Big Buck Brewery offers casual dining featuring a moderately priced menu and a selection of beers ranging from light golden ale to dark full-bodied stout, and sells its microbrewed beer off-site through wholesale distributors.